Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Philip Mengel

Chief Executive Officer

U.S. Can Corporation

(630) 678-8039

UNITED STATES CAN COMPANY ANNOUNCES RECEIPT OF THE REQUISITE CONSENTS

LOMBARD, ILLINOIS, March 3, 2006 – United States Can Company (the “Company”) announced today that, in connection with the previously announced cash tender offers and consent solicitations for its $125 million principal amount outstanding of 10 7/8% Senior Secured Notes due 2010 (the “Secured Notes”) and $171.71 million principal amount outstanding of 12 3/8% Senior Subordinated Notes due 2010 (the “Subordinated Notes” and, together with the Secured Notes, the “Notes”), it has received the requisite consents to amend the indentures governing each series of Notes, including the requisite consents to the Supermajority Proposed Amendments.

As of 5:00 p.m., New York City time, on March 2, 2006 (the “Consent Payment Deadline”), tenders and consents had been received with respect to $119.64 aggregate principal amount of the Secured Notes (95.71% of the total outstanding principal amount of the Secured Notes) and $161.92 aggregate principal amount of the Subordinated Notes (94.30% of the total outstanding principal amount of the Subordinated Notes).

The tender offers will expire at 11:59 p.m., New York City time, on March 22, 2006, unless extended, (the “Expiration Time”) with respect to each series of Notes.

Lehman Brothers Inc. is acting as the sole Dealer Manager for the tender offers and Solicitation Agent for the consent solicitations. The Information Agent is D.F. King & Co., Inc.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offers and the consent solicitations are being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated February 16, 2006.

Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 290-6431 or (212) 269-5550 in the case of banks.

About U.S. Can Corporation

U.S. Can Corporation is a leading manufacturer of steel containers for personal care, household, automotive, paint and industrial products in the United States and Europe, as well as plastic containers in the United States and food cans in Europe.

Forward Looking Statements

Certain statements in this release constitute “forward-looking statements” within the meaning of the federal securities laws. Such statements involve known and unknown risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different than future results, performance or achievements expressed or implied in this release. By way of example and not limitation and in no particular order, known risks and uncertainties include general economic and business conditions; the Company’s substantial debt and ability to generate sufficient cash flows to service its debt; the Company’s compliance with the financial covenants contained in its various debt agreements; changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in raw material costs and availability; downward selling price movements; currency and interest rate fluctuations; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; the success of new technology; and increases in the cost of compliance with laws and regulations, including environmental laws and regulations. In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the Company that any future results, performance or achievements will be attained.